CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A (the "Registration Statement") of AARP Managed Investment Portfolios Trust comprised of AARP Diversified Income with Growth Portfolio and AARP Diversified Growth Portfolio, of our report dated November 8, 1999, on the financial statements and financial highlights appearing in the September 30, 1999 Annual Report to the Shareholders of AARP Diversified Income with Growth Portfolio and AARP Diversified Growth Portfolio, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.







/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2000